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                                                                   EXHIBIT 10.56

                       AGREEMENT RE: OPERATING CREDIT LINE

Regal Greetings & Gifts Corporation                        December 14, 2001
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               CUSTOMER NAME                             DATE              YEAR

7035 Ordan Drive
Mississauga, Ontario L5T, 1T1
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              CUSTOMER ADDRESS
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Dear Customer:

1. We are pleased to advise that, subject to acceptance by you, we have established an operating credit line (the "Credit Line") in your favour in the amount of Ten Million Dollars ($10,000,000) subject to the terms of this agreement and any Schedule attached hereto (this "Agreement"). You may utilize the Credit Line at the The Bank of Nova Scotia (the "Bank") at its Scotia Plaza branch from time to time by way of direct advances to be deposited to your Account, No. 80002 1318918, or a replacement account in your name as agreed by us from time to time (the "Account"), and/or by way of any other availment option authorized under this Agreement.

2. Upon the date of acceptance by you of this Agreement, your obligations to repay your indebtedness and liability:

       (a) In respect of direct advances under all existing operating credit lines and under the Credit Line shall be subject to this Agreement exclusively; and

       (b) In respect of utilizations under any other availment option authorized under this Agreement shall be subject to any applicable agreement(s) referred to in the commitment letter dated December 5, 2001 as the same may be amended and restated from time to time ("Special Agreements") to which you and the Bank are or may become parties.

3. You acknowledge that the outstanding principal balance by way of direct advances owing to the Bank under existing operating credit lines is $-nil-, as at the close of business on December 14, 2001 which will be adjusted to reflect direct advances and repayments of direct advances under the existing credit lines occurring between that date and the date of acceptance of this Agreement. You acknowledge that the hypothecs or other security interests previously granted to the Bank to secure existing operating credit lines continue to constitute security for indebtedness and liability under the Credit Line.

4.     The Credit Line may be utilized by:

       (a) you notifying the Bank from time to time as to the amounts your wish to borrow by way of direct advances and the Bank crediting such amounts to the Account; and/or

       (b) you authorizing the Bank to ascertain from time to time the position between us in respect to the Account and, if such position is a debit in favour of the Bank or is a credit in favour of you that is less than any minimum credit position for the Account as agreed upon between us from time to time, the Bank is authorized to make a direct advance under the Credit Line, by crediting the Account, to provide cover for such debit position or to place the Account in the appropriate minimum credit position. You hereby authorize the Bank to debit your Account or any other account specified by you with the fees and charges which the Bank established from time to time for the provision of this service to you; and/or

       (c) you providing the Bank with the documentation required by the Bank from time to time to utilize the Credit Line under any other availment option authorized under this Agreement.

5. You will repay on demand all your indebtedness and liability under the Credit Line and interest and interest on overdue interest under this Agreement and you hereby irrevocably authorize and direct us, while the Credit Line is in existence, but the Bank is not so obligated, to apply all amounts standing to your credit, and above any agreed upon minimum credit position, in the Account at the end of each business day to repay your indebtedness and liability under the Credit Line.

6. Amounts may be borrowed, repaid and reborrowed or otherwise utilized or reutilized under the Credit Line from time to time, provided that, upon our periodic review of your financial affairs or upon the occurrence of an event of default, we may refuse to allow you to borrow further by way of direct advances or to otherwise utilize the Credit Line and/or we may terminate the Credit Line entirely and demand payment of all your indebtedness and liability under the Credit Line together with interest and interest on overdue interest. A default shall occur if:

       (i) you or any guarantor fail to make when due, either on demand or on a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank or any other lender;

       (ii) you breach any other term or condition contained in this Agreement or in any other agreement to which you and the Bank are parties;

       (iii) any default occurs under any security under this Agreement or in any Special Agreement or under any credit, loan or security agreement to which your are a party;

       (iv) any bankruptcy, reorganization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against you and, if instituted against you, are allowed against or consented to by you or are dismissed or stayed within 60 days after institution;

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       (v)    a receiver is appointed over any of your property or any judgment or order or any process of any court becomes enforceable against you or any of your property or any creditor takes possession of any of your property;

       (vi) any course of action is undertaken by you or with respect to you which would result in your reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of your assets;

       (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

       (viii) any adverse change occurs in the financial condition of yourself or any guarantor of indebtedness and liability under the Credit Line;

       (ix)   any adverse change occurs in the environmental condition of:

              (a) yourself or any guarantor of indebtedness and liability under the Credit Line; or

              (b) any of the property, equipment or business activities of yourself or any guarantor of indebtedness and liability under the Credit Line;

and you agree that if any default occurs under this Agreement, we may immediately exercise all our rights and remedies under any Special Agreement(s) as if default had occurred under the Special Agreement(s).

In the event where a default arises from the non-fulfillment of an obligation in a prescribed period of time, you shall be considered in default by the mere lapse of time, without the necessity of any notice or demand.

7. Upon failure to pay amounts due to the Bank on demand under the Credit Line, the bank shall be entitled at your cost to take such steps as may be permitted by law or as provided under this Agreement, any Special Agreement or any other credit, loan or security agreement and as it deems fit to sue for and recover payment for your indebtedness and liability to the Bank, including realization of any security held. Upon your default and subject to applicable law, you will pay to us on demand all of our reasonable costs, including but not limited to legal fees and expenses (on a solicitor and his own client basis) incurred (i) in collecting the balance due to the bank under the Credit Line, whether or not a legal action is brought against you; and (ii) in protecting the Bank from any loss which the Bank may suffer as a result of your default.

8. All amounts borrowed by way of direct advances will bear interest at the Bank's Prime Lending Rate from time to time, or for advances made in U.S. Dollars, the Bank's U.S. Dollar Base Rate from time to time, plus 3.00% per annum (Prime Lending Rate being a variable per annum reference rate of interest as announced and adjusted by the Bank from time to time for loans made by the Bank in Canada in Canadian dollars). Interest shall be calculated daily for the actual number of days elapsed and be payable monthly and you authorize the Bank, but the Bank is not so obligated, to debit the Account or any other account specified by you monthly in arrears on the 22nd day of each month or, if such day is a Saturday, Sunday or a day on which banks are closed for business, on the first subsequent business day with the amount of interest accrued and unpaid by you. Interest on overdue interest amounts shall be calculated at the same rate, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

9. You will provide us with financial and net worth statements and such other information respecting your financial affairs as we may reasonably require from time to time. You will cause any guarantor to provide us with financial and net worth statements and such other information respecting the guarantor's financial affairs as we may reasonably request from time to time.

10.    You agree to:

       (a) obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of your business activities;

       (b) allow us access at all times to your business premises to monitor and inspect all property and business activities;

       (c) notify us from time to time of any business activity conducted by you which involves the use or handling of hazardous materials or wastes or which increases your environmental liability in any material manner;

       (d) notify us of any proposed change in the use or occupation of your property prior to any change occurring;

       (e) provide us with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect your property, equipment or business activities and with any other environmental information requested by us from time to time;

       (f) conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if you fail to do so, we may perform such activities; and pay for any environmental investigations, assessments or remedial activities with respect to any of your property that may be performed by or for us from time to time; and

       (g) pay for any environmental investigations, assessments or remedial activities with respect to any of your property that may be performed by or for us from time to time.

11. If you notify us of any specified activity or change and provide us with any information pursuant to paragraph 10(c), (d) or (e), or if we receive any environmental information from other sources, we, in our sole discretion, may decide that an adverse change in your environmental condition or any of your property, equipment or business activities has occurred which decision shall constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by us, we shall notify you of our decision concerning the adverse change.

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12. If we decide or are required to incur expenses in compliance or to verify your compliance with applicable environmental or other regulations, you shall indemnify us in respect of such expenses, which will constitute further advances by us to you under this Agreement.

13. The Bank will maintain records of your indebtedness and liability to the Bank under the Credit Line and such records shall evidence such indebtedness and liability. The Bank shall render a monthly statement of account of your indebtedness by way of direct advances under the Credit Line. In the absence of manifest error, such statement shall be considered conclusively binding upon you as to your indebtedness and liability to the Bank by way of direct advances under the Credit Line unless you notify the Bank to the contrary within thirty
(30) days from the date on which the statement was sent to you, provided that any error by the Bank in keeping its records or in the statement shall not affect your obligation to pay or repay your indebtedness and liability under the Credit Line.

14. The terms and conditions of this Agreement including, but not limited to, the annual percentage rate specified in paragraph 8, may be amended at any time by the Bank by mailing or delivering notice in writing of the amendment to you. If the Bank mails the said notice in writing by ordinary mail it shall effective from the date of mailing. Please acknowledge acceptance of the terms and conditions of this Agreement by signing and delivering to the Bank a copy hereof.

15. The parties require that this Agreement and all related documents be drawn in English. Les parties exigent que cette convention et tous documents qui s'y rattachent soient rediges en anglais.

       The Bank appreciates this opportunity to be of service to you.

                                                         Yours truly,

                                                         THE BANK OF NOVA SCOTIA

                                                         Per
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ACCEPTED this 14th day of December, 2001

              Regal Greetings & Gifts Corporation


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